UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 2)*
Penn Treaty American Corporation

(Name of Issuer)
Common Stock

(Title of Class of Securities)
707874103

(CUSIP Number)
December 31, 2007

(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
      ☐ Rule 13d-1(b)
      ☑ Rule 13d-1(c)
      ☐ Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	707874103

1	NAMES OF REPORTING PERSONS. Atlas Advantage Master Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		1,099,248

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,099,248

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,099,248

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	707874103

1	NAMES OF REPORTING PERSONS. Atlas Allocation Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Texas

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	707874103

1	NAMES OF REPORTING PERSONS. Atlas Capital (Q.P.), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Texas

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	707874103

1	NAMES OF REPORTING PERSONS. Atlas Capital ID Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Texas

	5	SOLE VOTING POWER

NUMBER OF		6,806

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		6,806

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	6,806

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.03%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	707874103

1	NAMES OF REPORTING PERSONS. Atlas Capital Master Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		109,390

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		109,390

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	109,390

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	707874103

1	NAMES OF REPORTING PERSONS. Atlas Capital Offshore Exempt Fund, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	707874103

1	NAMES OF REPORTING PERSONS. Atlas Capital Management, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Texas

	5	SOLE VOTING POWER

NUMBER OF		1,215,444

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,215,444

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,215,444

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN/IA

CUSIP No.	707874103

1	NAMES OF REPORTING PERSONS. RHA, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Texas

	5	SOLE VOTING POWER

NUMBER OF		1,215,444

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,215,444

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,215,444

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

CUSIP No.	707874103

1	NAMES OF REPORTING PERSONS. Robert H. Alpert

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		1,215,444

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,215,444

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,215,444

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

Item 1.
(a) Name of Issuer
      Penn Treaty American Corporation
(b) Address of Issuer’s Principal Executive Offices
      3440 Lehigh Street, Allentown, Pennsylvania 18103
Item 2.
     (a) Name of Person Filing
          This statement is jointly filed by and on behalf of: (i) Atlas Advantage Master Fund, L.P. (“Advantage Fund”); (ii) Atlas Allocation Fund, L.P. (“Allocation Fund”); (iii) Atlas Capital (Q.P.), L.P. (“Q.P. Fund”); (iv) Atlas Capital ID Fund, L.P. (“ID Fund”); (v) Atlas Capital Master Fund, L.P. (“Master Fund”); (vi) Atlas Capital Offshore Exempt Fund, Ltd. (“Offshore Exempt Fund”); (vii) Atlas Capital Management, L.P. (“Atlas Management”); (viii) RHA, Inc. (“RHA”); and (ix) Robert H. Alpert. Advantage Fund, Allocation Fund, Q.P. Fund, ID Fund, Master Fund, and Offshore Exempt Fund may be referred to herein, each, as an “Atlas Fund” and, collectively, as the “Atlas Funds.”
          Atlas Management is the general partner of, and serves as an investment adviser to, Allocation Fund, Q.P. Fund, ID Fund, and Master Fund. Atlas Management serves as an investment adviser to Advantage Fund and Offshore Exempt Fund. Because of the relationships described herein, Atlas Management may be deemed to have or share voting and/or investment (including dispositive) power with respect to shares of common stock of the issuer (“Shares”) owned and/or held by or for the account or benefit of each Atlas Fund.
          RHA is the general partner of Atlas Management. Because of the relationships described herein, RHA may be deemed to have or share voting and/or investment (including dispositive) power with respect to Shares owned and/or held by or for the account or benefit of Atlas Management.
          Mr. Alpert is the President and sole director of RHA. Mr. Alpert also is a director of Offshore Exempt Fund. Because of the relationships described herein, Mr. Alpert may be deemed to have or share voting and/or investment (including dispositive) power with respect to Shares owned and/or held by or for the account or benefit of RHA and Offshore Exempt Fund.
          Each of the reporting persons declares that neither the filing of this statement nor anything herein shall be construed as an admission that such person is, for the purposes of Sections 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.
     (b) Address of Principal Business Office or, if none, Residence
          The address of the principal business office of each of the reporting persons is 100 Crescent Court, Suite 880, Dallas, Texas 75201.
     (c) Citizenship
          See the disclosure provided in response to Item 4 on the attached cover page(s).
     (d) Title of Class of Securities
          Common Stock, $0.10 par value per share, of Penn Treaty American Corporation

(e)	CUSIP Number

707874103

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is:

(a)	☐	A Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b)	☐	A Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	An insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	An investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d- 1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d- 1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A group, in accordance with §240.13d-1(b)(1)(ii)(J).
Item 4. Ownership.
(a)	Amount beneficially owned:

See the disclosure provided in response to Item 9 on the attached cover page(s).

(b)	Percent of class:

See the disclosure provided in response to Item 11 on the attached cover page(s).

(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote:

See the disclosure provided in response to Item 5 on the attached cover page(s).

(ii)	Shared power to vote or to direct the vote:

See the disclosure provided in response to Item 6 on the attached cover page(s).

(iii)	Sole power to dispose or to direct the disposition of:

See the disclosure provided in response to Item 7 on the attached cover page(s).

(iv)	Shared power to dispose or to direct the disposition of:

See the disclosure provided in response to Item 8 on the attached cover page(s).
Item 5. Ownership of 5% or Less of a Class.
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.
Item 6. Ownership of More than 5 Percent on Behalf of Another Person
          Each Atlas Fund may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, Shares owned and/or held by or for the account or benefit of such Atlas Fund. Each Atlas Fund is identified in Item 2 of this statement.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
          Not Applicable
Item 8. Identification and Classification of Members of the Group
          Each of the reporting persons declares that neither the filing of this statement nor anything herein shall be construed as an admission that such person is, for the purposes of Sections 13(d) or 13(g) of the Act, (i) acting (or has agreed or is agreeing to act together with any other person) as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of the issuer or otherwise with respect to the issuer or any securities of the issuer or (ii) a member of any group with respect to the issuer or any securities of the issuer.
Item 9. Notice of Dissolution of Group
          Each of the reporting persons declares that neither the filing of this statement nor anything herein shall be construed as an admission that such person is, for the purposes of Sections 13(d) or 13(g) of the Act, (i) acting (or has agreed or is agreeing to act together with any other person) as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of the issuer or otherwise with respect to the issuer or any securities of the issuer or (ii) a member of any group with respect to the issuer or any securities of the issuer.

Item 10. Certifications
          (a) Not Applicable
          (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
          Each reporting person certifies that, after reasonable inquiry and to the best of such reporting person’s knowledge and belief, the information set forth in this statement is true, complete and correct.

Atlas Advantage Master Fund, L.P.

By:	Atlas Capital Management, L.P., its Investment Adviser
By:	RHA, Inc., its General Partner

By:	/s/ Robert H. Alpert
Name:	Robert H. Alpert
Title:	President
Date:	February 7, 2008

Atlas Allocation Fund, L.P.

By:	Atlas Capital Management, L.P., its General Partner
By:	RHA, Inc., its General Partner

By:	/s/ Robert H. Alpert
Name:	Robert H. Alpert
Title:	President
Date:	February 7, 2008

Atlas Capital (Q.P.), L.P.

By:	Atlas Capital Management, L.P., its General Partner
By:	RHA, Inc., its General Partner

By:	/s/ Robert H. Alpert
Name:	Robert H. Alpert
Title:	President
Date:	February 7, 2008

Atlas Capital ID Fund, L.P.

By:	Atlas Capital Management, L.P., its General Partner
By:	RHA, Inc., its General Partner

By:	/s/ Robert H. Alpert
Name:	Robert H. Alpert
Title:	President
Date:	February 7, 2008

Atlas Capital Master Fund, L.P.

By:	Atlas Capital Management, L.P., its General Partner
By:	RHA, Inc., its General Partner

By:	/s/ Robert H. Alpert
Name:	Robert H. Alpert
Title:	President
Date:	February 7, 2008

Atlas Capital Offshore Exempt Fund, Ltd.

By:	Atlas Capital Management, L.P., its Investment Adviser
By:	RHA, Inc., its General Partner

By:	/s/ Robert H. Alpert
Name:	Robert H. Alpert
Title:	President
Date:	February 7, 2008

Atlas Capital Management, L.P.

By:	RHA, Inc., its General Partner

By:	/s/ Robert H. Alpert
Name:	Robert H. Alpert
Title:	President
Date:	February 7, 2008

RHA, Inc.

By:	/s/ Robert H. Alpert
Name:	Robert H. Alpert
Title:	President
Date:	February 7, 2008

Robert H. Alpert

By:	/s/ Robert H. Alpert
Date:	February 7, 2008

EXHIBIT INDEX

Exhibit
No.	Description of Exhibit
99.1	Joint Filing Agreement (incorporated herein by reference from Exhibit 99.1 to Amendment No. 1 to the Schedule 13G relating to the common stock of the issuer filed February 14, 2007 by the reporting person(s) with the Commission)